PROSPECTUS                 Pricing Supplement No. 2667
Dated January 10, 1995     Dated December 28, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-60723


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  December 28, 1995

Settlement Date (Original Issue Date):  January 3, 1996

Maturity Date:  January 3, 1997

Principal Amount (in Specified Currency): US$200,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.037%

Net Proceeds to Issuer:  US$199,926,000

Interest Rate Per Annum:  5.30%

Interest Payment Date(s):

   X March 15 and September 15 of each year, commencing on March 15, 1996 (with respect to the period from and including January 3, 1996 to but excluding March 15, 1996) and the Maturity Date (with respect to the period from the including the preceding Interest Payment Date on September 15, 1996 to but excluding the Maturity Date)
  ___  Other:

Form of Notes:

   X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2667
                       Dated December 28, 1995
                       Rule 424(b)(3)-Registration Statement
                       No. 33-60723


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Goldman, Sachs & Co. (the
"Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.037% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.